Filed Pursuant to Rule 424(b)(2)

Registration No. 333-226450

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)
2.000% Senior Notes due 2030	$750,000,000	99.343%	$745,072,500	$96,710.41
3.000% Senior Notes due 2050	$500,000,000	98.905%	$494,525,000	$64,189.35
Total	$1,250,000,000		$1,239,597,500	$160,899.76

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 31, 2018)

$1,250,000,000

Zoetis Inc.

$750,000,000 2.000% SENIOR NOTES DUE 2030

$500,000,000 3.000% SENIOR NOTES DUE 2050

The 2.000% senior notes due 2030 (the “2030 notes”) will mature on May 15, 2030 and the 3.000% senior notes due 2050 (the “2050 notes”) will mature on May 15, 2050. We refer to the 2030 notes and the 2050 notes collectively as the “notes.” The notes will be our unsecured and unsubordinated debt obligations and will not have the benefit of any sinking fund.

Interest on the notes will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2020.

If a change of control triggering event (as defined herein) occurs, we will be required to offer to purchase the notes from holders at a purchase price of 101% of the principal amount of the notes. See “Description of Notes—Change of Control.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

	Public Offering Price(1)	Underwriting Discounts	Offering Proceeds to Zoetis, Before Expenses(1)
Per 2030 Note	99.343%	0.650%	98.693%
2030 Notes Total	$745,072,500	$4,875,000	$740,197,500
Per 2050 Note	98.905%	0.875%	98.030%
2050 Notes Total	$494,525,000	$4,375,000	$490,150,000

(1)	Plus accrued interest from May 12, 2020, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company (“DTC”) for the accounts of its direct participants, including Clearstream Banking, S.A. and the Euroclear Bank S.A./N.V., against payment therefor in New York, New York on or about May 12, 2020.

Joint Book-Running Managers

Barclays	BofA Securities	Citigroup	J.P. Morgan	MUFG

BNP PARIBAS	Goldman Sachs & Co. LLC	HSBC	TD Securities

Senior Co-Managers

Rabo Securities	Standard Chartered Bank

Co-Managers

Loop Capital Markets	Wells Fargo Securities

May 7, 2020

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale of notes made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide you in connection with this offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

References in this prospectus supplement to “Zoetis,” the “Company,” “we,” “us” and “our” are to Zoetis Inc. and its consolidated subsidiaries unless otherwise stated or the context so requires.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference in this prospectus supplement or accompanying prospectus, may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “could,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “objective,” “target,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words and terms, or by using future dates in connection with any discussion of future performance, actions or events.

In particular, forward-looking statements include statements relating to our indebtedness, our ability to make interest and principal payments on our indebtedness, our ability to satisfy the covenants contained in our indebtedness, the impact of the COVID-19 pandemic, our 2020 financial guidance, future actions, business plans or prospects, prospective products, product approvals or products under development, product supply disruptions, R&D costs, timing and likelihood of success, future operating or financial performance, future results of current and anticipated products and services, strategies, sales efforts, expenses, production efficiencies, production margins, integration of acquired businesses, interest rates, tax rates, changes in tax regimes and laws, foreign exchange rates, growth in emerging markets, the outcome of contingencies, such as legal proceedings, plans related to share repurchases and dividends, our agreements with Pfizer Inc., government regulation and financial results. These statements are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties, many of which are beyond our control, and are based on potentially inaccurate assumptions. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•	the impact of the COVID-19 pandemic on our business, suppliers, customers and workforce;

•	unanticipated safety, quality or efficacy concerns about our products;

•	issues with any of our top products;

•	failure of our R&D, acquisition and licensing efforts to generate new products and product lifecycle innovations;

•	the possible impact and timing of competing products, including generic alternatives, on our products and our ability to compete against such products;

•	disruptive innovations and advances in medical practices and technologies;

•	difficulties and delays in the development or commercialization of new products;

•	consolidation of our customers and distributors;

•	changes in the distribution channel for companion animal products;

•	failure to successfully acquire businesses, license rights or products, integrate businesses, form and manage alliances or divest businesses;

•	acquiring or implementing new business lines or offering new products and services;

•	restrictions and bans on the use of and consumer preferences regarding antibacterials in food-producing animals;

•	perceived adverse effects linked to the consumption of food derived from animals that utilize our products or animals generally;

•	adverse global economic conditions;

•	increased regulation or decreased governmental support relating to the raising, processing or consumption of food-producing animals;

•	fluctuations in foreign exchange rates and potential currency controls;

•	changes in tax laws and regulations;

•

legal factors, including product liability claims, antitrust litigation, governmental investigations and tax disputes, environmental concerns, commercial disputes and patent disputes with branded and generic competitors, any of which could preclude commercialization of products or negatively affect the profitability of existing products;

•	failure to protect our intellectual property rights or to operate our business without infringing the intellectual property rights of others;

•	product launch delays, inventory shortages, recalls or unanticipated costs caused by manufacturing problems and capacity imbalances;

•	an outbreak of infectious disease carried by animals;

•	adverse weather conditions and the availability of natural resources;

•	the economic, political, legal and business environment of the foreign jurisdictions in which we do business;

•	a cyber-attack, information security breach or other misappropriation of our data;

•	quarterly fluctuations in demand and costs;

•

governmental laws and regulations affecting domestic and foreign operations, including without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals; and

•	governmental laws and regulations affecting our interactions with veterinary healthcare providers.

However, there may also be other risks that we are unable to predict at this time. These risks or uncertainties may cause actual results to differ materially from those contemplated by a forward-looking statement. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its impact on the global economy and our business. You should not put undue reliance on forward-looking statements. Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports and our other filings with the SEC. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the above to be a complete discussion of all potential risks or uncertainties.

SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information.”

Zoetis Inc.

Zoetis Inc. is a global leader in the discovery, development, manufacture and commercialization of animal health medicines, vaccines, and diagnostic products with a focus on both livestock and companion animals. We have a diversified business, commercializing products across eight core species: cattle, swine, poultry, fish and sheep (collectively, livestock) and dogs, cats and horses (collectively, companion animals); and within seven major product categories: vaccines, anti-infectives, parasiticides, other pharmaceutical products, dermatology, medicated feed additives and animal health diagnostics. For more than 65 years, we have been committed to enhancing the health of animals and bringing solutions to our customers who raise and care for them.

We were incorporated in Delaware in July 2012. Prior to that, the company was a business unit of Pfizer Inc. The address of our principal executive offices is 10 Sylvan Way, Parsippany, New Jersey 07054, and our telephone number is (973) 822-7000.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference. As used in this section, references to “Zoetis,” our “company,” “we,” “us” and “our” refer only to Zoetis Inc. and not to any of its current or future subsidiaries.

Issuer	Zoetis Inc.

Securities Offered	$750 million aggregate principal amount of 2.000% senior notes due 2030.

$500 million aggregate principal amount of 3.000% senior notes due 2050.

Original Issue Date	May 12, 2020.

Maturity Dates	May 15, 2030 for the 2030 notes.

May 15, 2050 for the 2050 notes.

Interest Rate	2.000% per annum for the 2030 notes.

3.000% per annum for the 2050 notes.

Interest Payment Dates	Interest on the notes will be payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2020.

Optional Redemption	We will have the right at our option to redeem any series of notes, in whole or in part, at any time or from time to time at redemption prices described in “Description of Notes—Optional Redemption.”

Change of Control Triggering Event	Upon the occurrence of a change of control triggering event, we will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of Notes—Change of Control.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. Substantially all of our significant assets are the capital stock of our subsidiaries, and the notes are not guaranteed by our subsidiaries. As a result, the notes are structurally subordinated to all debt and other liabilities, including trade and other payables, of our subsidiaries. As of March 31, 2020, the aggregate amount of total liabilities (including debt, trade and other payables) of our subsidiaries was approximately $2.1 billion.

Further Issuances	We may, without the consent of the holders of notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of any series.

Use of Proceeds	We intend to use the net proceeds to repay the principal of our 3.450% senior notes due 2020 in the aggregate principal amount of $500 million and for general corporate purposes. See “Use of Proceeds.”

Denomination	We will issue the notes in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Trading	The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Trustee	Deutsche Bank Trust Company Americas.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the information set forth under the heading “Risk Factors” beginning on page S-4 in this prospectus supplement before investing in the notes.

RISK FACTORS

Before purchasing the notes, you should consider carefully the information under the headings “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and in the accompanying prospectus, and the following risk factors. You should also carefully consider the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein and therein. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

Risks Related to the Notes

Zoetis has substantial indebtedness.

Zoetis has a significant amount of indebtedness, which could materially adversely affect its operating results, financial condition and liquidity. As of March 31, 2020, Zoetis had approximately $6.5 billion of total unsecured indebtedness outstanding. In addition, Zoetis currently has agreements for a multi-year revolving credit facility and a commercial paper program, each with a capacity of up to $1.0 billion. While Zoetis currently does not have any amounts drawn under the credit facility nor any commercial paper issued under the commercial paper program, Zoetis may incur additional indebtedness under these arrangements in the future.

Zoetis may incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If Zoetis does so, the risks related to its high level of debt could intensify. Specifically, Zoetis’ high level of debt could have important consequences, including:

•	making it more difficult for Zoetis to satisfy its obligations with respect to its debt;

•	limiting its ability to obtain additional financing to fund future working capital, capital expenditures, business development or other general corporate requirements, including dividends;

•	increasing its vulnerability to general adverse economic and industry conditions;

•	exposing it to the risk of increased interest rates as certain of Zoetis’ borrowings are and may in the future be at variable rates of interest;

•	limiting its flexibility in planning for and reacting to changes in the animal health industry;

•	placing it at a competitive disadvantage to other, less leveraged competitors;

•	impacting its effective tax rate; and

•	increasing its cost of borrowing.

In addition, the instruments governing Zoetis’ indebtedness contain restrictive covenants that will limit its ability to engage in activities that may be in its long-term best interest. For example, Zoetis’ credit facility contains a financial covenant requiring it to not exceed a maximum total leverage ratio and covenants that, among other things, limit or restrict its and its subsidiaries’ ability, subject to certain exceptions, to incur liens, merge, consolidate or sell, transfer or lease assets, transact with affiliates and incur priority indebtedness. Zoetis’ failure to comply with such covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all its debt.

Zoetis also has outstanding floating rate notes due 2021 (the “2021 floating rate notes”) that have their interest rate calculated quarterly using three-month LIBOR for U.S. dollar deposits. Additionally, as of March 31, 2020, because Zoetis held certain interest rate swap agreements that have the economic effect of modifying the fixed-interest obligations associated with Zoetis’ 3.9% Senior Notes due 2028, the fixed-rate interest payable on these senior notes effectively became variable based on LIBOR. The U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021, and it appears likely that LIBOR will be discontinued or modified by 2021. The Federal Reserve Bank of New York has begun publishing a Secured Overnight Funding Rate (“SOFR”), which is intended to replace U.S. dollar LIBOR. The discontinuance or modification of LIBOR, the introduction of alternative reference rates (including SOFR) or other reforms to LIBOR could cause the interest rate calculated on Zoetis’ 2021 floating rate notes and under the aforementioned swap agreements to be materially different than expected. In addition, if interest rates in general continue to rise, Zoetis’ interest expense related to the 2021 floating rate notes and the aforementioned swap agreements will increase.

The notes are unsecured and effectively junior to Zoetis’ secured indebtedness.

The notes are unsecured general obligations. Holders of existing and future secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the assets securing such indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, Zoetis’ pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the notes. To the extent that such assets cannot satisfy in full Zoetis’ secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, Zoetis cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness.

Zoetis is a holding company and holders of the notes will be effectively subordinated to all Zoetis’ subsidiaries’ indebtedness and obligations.

Zoetis conducts its operations through its subsidiaries. Accordingly, payment of its obligations under the notes will depend on the generation of cash flow by its subsidiaries, including its international subsidiaries, and their ability to make such cash available to Zoetis, by dividend, debt repayment or otherwise. Zoetis’ subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on the notes. Each subsidiary is a distinct legal entity, and under certain circumstances, legal, tax and contractual restrictions may limit Zoetis’ ability to obtain cash from its subsidiaries. In addition, the notes will be structurally subordinated to all existing and future indebtedness and other obligations of Zoetis’ subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of Zoetis’ subsidiaries, creditors of Zoetis’ subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Zoetis, except to the extent Zoetis may also have a claim as a creditor. As of March 31, 2020, the aggregate amount of total liabilities (including debt, trade and other payables) of Zoetis’ subsidiaries was approximately $2.1 billion. In the event that Zoetis does not receive distributions from its subsidiaries, Zoetis may be unable to make required payments on the notes.

Zoetis may not have the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of a change of control of Zoetis and a downgrade below investment grade by Moody’s Investor Services, Inc. and S&P Global Ratings, we will be required to offer to repurchase all outstanding notes at 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control (as defined herein) to make the required repurchase of notes or that restrictions in our then-existing debt instruments will not allow such repurchases. See “Description of Notes—Change of Control.”

Zoetis’ credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued.

There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in Zoetis’ credit ratings, including any announcement that Zoetis’ ratings are under further review for a downgrade, could affect the market prices of the notes and increase Zoetis’ borrowing costs.

Active trading markets may not develop for the notes and the notes may trade at a discount from their initial offering price.

The notes are new issuances of securities for which no public trading market currently exists. Accordingly, a liquid market for the notes may not develop or be maintained. The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system. In addition, Zoetis cannot assure you that the market for the notes will be free from disruptions that may adversely affect the prices at which you may sell the notes. In addition, the notes may trade at a discount from their initial offering prices, depending upon prevailing interest rates, the market for similar notes, Zoetis’ performance and other factors.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $1.23 billion (after deducting the underwriting discounts, but before deducting expenses of the offering). We intend to use the net proceeds to repay the principal of our 3.450% senior notes due 2020 in the aggregate principal amount of $500 million and for general corporate purposes. We may use funds that are not immediately needed for these purposes to temporarily invest in short-term marketable securities.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of March 31, 2020:

•	on a historical basis; and

•	as adjusted to give effect to the issue of the notes offered hereby and the use of proceeds therefrom.

You should read this table in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as incorporated by reference herein.

	As of March 31, 2020 (unaudited, dollars in millions)
	Actual	As adjusted
Short-term borrowings:
3.450% senior notes due 2020[1]	500	—
Long-term debt:
Floating rate senior notes due 2021	300	300
3.250% senior notes due 2021	300	300
3.250% senior notes due 2023	1,350	1,350
4.500% senior notes due 2025	750	750
3.000% senior notes due 2027	750	750
3.900% senior notes due 2028	500	500
4.700% senior notes due 2043	1,150	1,150
3.950% senior notes due 2047	500	500
4.450% senior notes due 2048	400	400
2.000% senior notes due 2030	—	750
3.000% senior notes due 2050	—	500

Total debt	6,500	7,250

Stockholders’ equity[2]:
Common stock	5	5
Treasury stock	(2,252)	(2,252)
Additional paid-in capital	1,017	1,017
Retained earnings	4,764	4,764
Accumulated other comprehensive loss	(781)	(781)

Total equity	$2,753	$2,753

Total capitalization	$9,253	$10,003

1

We intend to repay the principal of our 3.450% senior notes due 2020 in the aggregate principal amount of $500 million with a portion of the net proceeds from the notes offered hereby. See “Use of Proceeds.”

2	We have authorized preferred stock, but no preferred shares were issued and outstanding as of March 31, 2020.

DESCRIPTION OF NOTES

Reference is made to the indenture (the “base indenture”) dated as of January 28, 2013, between Zoetis Inc. and Deutsche Bank Trust Company Americas, as trustee. The base indenture will be supplemented by the fifth supplemental indenture to be entered into concurrently with the delivery of the notes (the “fifth supplemental indenture” and, together with the base indenture, the “indenture”). The 2.000% senior notes due 2030 (the “2030 notes”) and the 3.000% senior notes due 2050 (the “2050 notes” and, together with the 2030 notes, the “notes”) will be issued under the indenture. The following description is a summary of selected portions of the indenture and does not restate the indenture. The indenture, not this description, defines your rights as a holder of the notes. You should read the indenture carefully for provisions that may be important to you. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

As used in this section, references to “Zoetis,” our “company,” “we,” “us” and “our” refer only to Zoetis Inc. and not to any of its current or future subsidiaries.

Principal, Maturity and Interest

The 2030 notes will initially be limited to $750,000,000 aggregate principal amount and the 2050 notes will initially be limited to $500,000,000 aggregate principal amount. We will issue the notes in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

The 2030 notes will mature on May 15, 2030 and the 2050 notes will mature on May 15, 2050.

The trustee, through its corporate trust office in the Borough of Manhattan, City of New York (in such capacity, the “paying agent”) will act as our paying agent with respect to the notes. Payments of principal, interest and premium will be made by us through the paying agent to DTC as described under “—Book-Entry System.”

Interest on the 2030 notes will accrue at the annual rate of 2.000% and interest on the 2050 notes will accrue at the annual rate of 3.000%. Interest on each series of notes will accrue from and including May 12, 2020, and is payable on May 15 and November 15 of each year, commencing November 15, 2020. Interest on each series of notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will make each interest payment to the holders of record of each series of notes at the close of business on the fifteenth calendar day preceding the relevant interest payment date.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness.

No Listing

The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Transfer and Exchange

A holder of the notes may transfer the notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer the notes selected for redemption. Also, we are not required to transfer any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

Prior to the Applicable Par Call Date, we may redeem any series of notes, in whole or in part, at any time and from time to time. The redemption price will be equal to the greater of:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date that would be due if such series of notes matured on the Applicable Par Call Date (not including the amount of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 25 basis points in the case of the 2030 notes and 30 basis points in the case of the 2050 notes;

plus, in each case, accrued and unpaid interest on the applicable notes being redeemed to, but excluding, the redemption date.

In addition, if we redeem any notes on or after the Applicable Par Call Date, the redemption price will equal 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but excluding, the date of redemption.

Notwithstanding the foregoing, installments of interest on applicable notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such notes to, but excluding, the redemption date.

Set forth below are certain of the defined terms used in this section.

“Applicable Par Call Date” means (A) with respect to the 2030 notes, February 15, 2030 (three months prior to the maturity date of the 2030 notes) and (B) with respect to the 2050 notes, November 15, 2049 (six months prior to the maturity date of the 2050 notes).

“Comparable Treasury Issue” means, for any series of notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes of such series to be redeemed (assuming that such series of notes matures on the Applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the notes of such series.

“Comparable Treasury Price” means, with respect to any redemption date and series of notes to be redeemed, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means (A) any of Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S.

Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; (B) a Primary Treasury Dealer selected by MUFG Securities Americas Inc.; and (C) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date and series of notes to be redeemed, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such series (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for any series of notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the notes to be redeemed on that date. If fewer than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected in accordance with DTC’s applicable procedures, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Change of Control

If a Change of Control Triggering Event occurs, unless we have redeemed the relevant series of notes in full as described above, we will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, we will mail a notice, with a copy to the trustee, to each holder of notes at its registered address describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice will, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the principal amount of notes or portions of notes being purchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer.

Set forth below are certain of the defined terms used in this section.

“Below Investment Grade Rating Event” means notes are rated below Investment Grade Rating by both of the Rating Agencies on any date commencing upon the first public notice by us of the occurrence of a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended up to an additional 60 days, so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

“Change of Control” means the occurrence of any of the following:

(i)

direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries;

(ii)

the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) the direct or indirect holders of more than 50% of the voting stock of such holding company immediately following that transaction are direct or indirect holders of our voting stock immediately prior to that transaction;

(iii)

we consolidate with, or merge with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any such “person” or “group” consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our voting stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction;

(iv)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(v)	the adoption of a plan relating to our liquidation or dissolution.

For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date the notes were originally issued; or (2) was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Rating Agencies” means (1) Moody’s and S&P; and (2) if either or both of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for either Moody’s, S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

Certain Covenants

The covenants described in the accompanying prospectus under the caption “Description of Debt Securities—Certain Covenants” will apply to the notes. The covenants limiting liens and sale and leaseback transactions only restrict liens on, or sale and leaseback transactions involving, a “principal property”, which is defined as buildings, structures or other facilities together with the underlying land and fixtures used primarily for manufacturing, processing or production that we own in the United States, and the net book value of such building, structure or facility exceeds 2% of our consolidated net tangible assets. As of the date of this prospectus supplement, only three of our properties would be considered principal properties.

Further Issues

We may, without the consent of the holders of notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of any series. Any additional notes having such similar terms, together with the notes of the applicable series, will constitute a single series of debt securities under the indenture. No additional notes of any series may be issued if an event of default has occurred with respect to the notes of that series. We will not issue any additional notes intended to form a single series with the notes of any series unless such further notes will be fungible with all notes of the same series for U.S. federal income tax purposes.

Book-Entry System

The Depository Trust Company (“DTC”), New York, New York, will act as securities depositary for the notes. Each series of notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered note certificates will be issued for each series of notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, Société Anonyme, Luxembourg (“Clearstream Banking”). Investors may elect to hold interests in the notes through any of DTC, Euroclear or Clearstream Banking, if they are participants in these systems, or indirectly through organizations which are participants in these systems. Euroclear and Clearstream Banking hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn hold the securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

Euroclear and Clearstream Banking have informed us that: Euroclear and Clearstream Banking each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream Banking provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Banking also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream Banking have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream Banking customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream Banking is available to other institutions, which clear through or maintain a custodial relationship with an account holder of either system.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes except in the event that use of the book-entry system for the notes is discontinued. As a result, the ability of a person having a beneficial interest in the notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and another communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Beneficial Owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the documents related to the notes. For example, Beneficial Owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Investors electing to hold their notes through Euroclear or Clearstream Banking accounts will follow the settlement procedures applicable to conventional eurobonds.

Secondary market sales of book-entry interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System. Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream Banking to purchasers of book-entry interests in the notes through Euroclear or Clearstream Banking will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Banking and will be settled using the procedures applicable to conventional eurobonds.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

We will not have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the notes.

The information in this section concerning DTC, Euroclear, Clearstream Banking and their book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee or the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by holders that acquired the notes at issuance at the initial “issue price” (i.e. the initial offering price to the public, excluding bond houses and brokers, at which price a substantial amount of the applicable series of notes were sold) and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), (generally, property held for investment purposes). This discussion is based upon the provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, in each case as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, or to certain categories of investors that may be subject to special rules, such as banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, tax-deferred retirement accounts, controlled foreign corporations, passive foreign investment companies, dealers in securities or currencies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former U.S. citizens or residents of the United States, persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk-reduction transaction, persons deemed to sell notes under the constructive sale provisions of the Code, or persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the notes to their financial statements. This summary does not consider any tax consequences arising under U.S. federal gift, estate or alternative minimum tax law or under the laws of any non-U.S., state, local or other jurisdiction.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) acquires the notes, the U.S. federal income tax consequences of an investment in the notes will depend on the status of the partners and the activities of the partnership. Partnerships that invest in the notes (and partners of such partnerships) are urged to consult their independent tax advisors regarding the U.S. federal income tax consequences of investing in the notes through a partnership.

This summary is intended for general information purposes only. Potential investors are urged to consult their independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of the notes.

Treatment of the notes

In certain circumstances (see “Description of Notes—Change of Control”), we may be obligated to pay amounts in excess of the stated interest or principal on the notes. This contingency could subject the notes to the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingency should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the Internal Revenue Service (“IRS”) that it is taking a different position. However, this determination is inherently factual and we can give no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. In the event a contingent payment is actually made, although it is not free from doubt, such additional interest should be taxable as ordinary income at the time it accrues or is paid in accordance with the holder’s regular method of tax accounting. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments for U.S. federal income tax purposes. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Consequences to U.S. Holders

A “U.S. Holder” for purposes of this discussion is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, (or other entity treated as a corporation for U.S. federal income tax purposes), created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Interest on the notes

Payments of stated interest on the notes will be included in a U.S. Holder’s gross income as ordinary interest income at the time such payments are received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Taxable disposition of the notes

A U.S. Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the amount realized by the U.S. Holder in such sale, exchange, redemption, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note. The amount realized by a U.S. Holder for such purposes will equal the proceeds (including cash and the fair market value of any property) received for the note, less any portion of such proceeds attributable to accrued interest on the note, which will be taxable as ordinary interest income to the extent not previously included in gross income. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note. Any gain or loss will be long-term capital gain or loss if at the time of disposition, the U.S. Holder’s holding period in the note exceeds one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates or trusts are generally subject to an additional 3.8% U.S. federal income tax on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year, and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Information reporting and backup withholding

Information reporting will apply to payments of interest on or the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of notes held by a U.S. Holder, unless the U.S. Holder is an exempt recipient and appropriately establishes that exemption. Backup withholding (currently at a rate of 24%) will apply to such payments unless a U.S. Holder provides its correct taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS on a timely basis.

Consequences to non-U.S. Holders

A “non-U.S. Holder” is a beneficial owner of notes that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

Interest on the notes

Subject to the discussions below under “—Income or gain effectively connected with a U.S. trade or business,” “—Information reporting and backup withholding” and “—Additional withholding requirements under FATCA” payments of interest on the notes to a non-U.S. Holder generally will be exempt from U.S. federal income tax (and generally no tax will be withheld) under the “portfolio interest” exemption if such non-U.S. Holder properly certifies as to its foreign status as described below or certain other certification requirements are satisfied, and:

•	such non-U.S. Holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote; and

•	such non-U.S. Holder is not a “controlled foreign corporation” that is related to us, within the meaning of Section 864(d)(4) of the Code.

The portfolio interest exemption and several of the special rules for non-U.S. Holders described below generally apply only if a non-U.S. Holder appropriately certifies as to its foreign status. Generally a non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8, to us or our paying agent certifying under penalty of perjury that such non-U.S. Holder is not a U.S. person as defined in the Code. If a non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder may be required to provide appropriate certifications to the agent. Such agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries.

If a non-U.S. Holder does not qualify for the portfolio interest exemption and the interest is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (see “—Income or gain effectively connected with a U.S. trade or business”), payments of interest made to such non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower applicable treaty rate).

Taxable disposition of the notes

Subject to the discussions below under “—Information reporting and backup withholding” and “—Additional withholding requirements under FATCA” and except with respect to accrued but unpaid interest, which will be treated as described above under “—Interest on the notes,” a non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by such non-U.S. Holder of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder); or

•

such non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met. Such individual non-U.S. Holder will be subject to a flat 30% U.S. federal income tax (or reduced rate under an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses, provided that the non-U.S. Holder timely files a U.S. federal income tax return reporting those losses.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. Holder or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of such non-U.S. Holder), then such interest or gain will be subject to U.S. federal income tax on a net income basis at the income tax rates applicable to U.S. persons generally, but will not be subject to withholding tax if certain certification requirements are satisfied. A non-U.S. Holder generally can meet the certification requirements by providing a properly executed IRS Form W-8ECI to the applicable withholding agent. If a non-U.S. Holder is a corporation, the portion of its earnings and profits that is effectively connected with its U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder) also may be subject to an additional “branch profits tax” at a 30% rate (or reduced rate under an applicable income tax treaty).

Information reporting and backup withholding

Payments to a non-U.S. Holder of interest on a note and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such non-U.S. Holder. Backup withholding generally will not apply to payments of interest and principal on a note to a non-U.S. Holder if certification, such as an IRS Form W-8BEN or W-8BEN-E described above in “—Consequences to non-U.S. Holders—Interest on the notes,” is duly provided by the holder or the holder otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined in the Code. Payment of the proceeds from a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless a non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or a non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the sale of a note effected outside the United States by a foreign office of a foreign broker. The payment of the proceeds from a sale of a note to or through a foreign office of either a U.S. broker or a foreign broker that is a “United States-related person” will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that the non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary, or the non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowed as a credit against a non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the proper information is furnished to the IRS on a timely basis.

Additional withholding requirements under FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) impose a 30% withholding tax on certain payments on the notes to a foreign entity unless the foreign entity:

•

is a “foreign financial institution” that (i) undertakes specified due diligence, reporting, withholding and certification obligations or (ii) is a resident in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and complies with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules;

•	is a “nonfinancial foreign entity” and either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner; or

•	otherwise qualifies for an exemption from withholding under FATCA.

FATCA withholding currently applies to payments of interest on the notes. Although the Code provides that FATCA withholding generally also will apply to payments of gross proceeds from the sale or other disposition of the notes, the U.S. Treasury Department has released proposed regulations that, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of notes. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Under certain circumstances, a non-U.S. holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return. Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement, dated May 7, 2020, among us and the underwriters in the table below, for whom Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and MUFG Securities Americas Inc. are acting as representatives, we have agreed to sell to each of the underwriters, and each such underwriter has severally, and not jointly, agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below:

Underwriters	Principal Amount of 2030 Notes	Principal Amount of 2050 Notes
Barclays Capital Inc.	$113,625,000	$75,750,000
BofA Securities, Inc.	113,625,000	75,750,000
Citigroup Global Markets Inc.	113,625,000	75,750,000
J.P. Morgan Securities LLC	113,625,000	75,750,000
MUFG Securities Americas Inc.	113,625,000	75,750,000
BNP Paribas Securities Corp.	34,219,000	22,813,000
Goldman Sachs & Co. LLC	34,219,000	22,813,000
HSBC Securities (USA) Inc.	34,219,000	22,812,000
TD Securities (USA) LLC	34,218,000	22,812,000
Rabo Securities USA, Inc.	12,500,000	8,334,000
Standard Chartered Bank	12,500,000	8,334,000
Loop Capital Markets LLC	10,000,000	6,666,000
Wells Fargo Securities, LLC	10,000,000	6,666,000

Total	$750,000,000	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We expect to deliver the notes against payment for the notes on or about May 12, 2020, which will be the third business day following the date of the pricing of the notes (such settlement cycle being referred to as T+3). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the date of delivery hereunder should consult their own advisors.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. The underwriters propose to offer the notes of each series directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at that public offering price less a concession not in excess of:

•	0.400% of the principal amount in the case of the 2030 notes; and

•	0.525% of the principal amount in the case of the 2050 notes.

The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

•	0.250% of the principal amount in the case of the 2030 notes; and

•	0.350% of the principal amount in the case of the 2050 notes.

After the initial offering of the notes to the public, the representatives of the underwriters may change the public offering prices and concessions.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Per 2030 note	0.650%
Per 2050 note	0.875%

Total	$9,250,000

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided, and in the future may provide, certain investment and commercial banking and financial advisory services from time to time for us and our affiliates in the ordinary course of business for which they have received, and in the future may receive, customary fees. Affiliates of Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and MUFG Securities Americas Inc. and affiliates of certain of the other underwriters are lenders under our revolving credit facility. Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC act as dealers under our commercial paper program. In addition, certain of the underwriters and their affiliates may hold positions in our outstanding securities.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments

(including bank loans) for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after the consummation of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Prior to the offering, there have been no active trading markets for the notes. No assurance can be given as to the existence or the liquidity of any trading markets for the notes or that active public trading markets for the notes will develop. If active trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes of any series are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

Certain of the underwriters are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

We estimate that our expenses in connection with this offering, excluding the underwriting discounts, will be approximately $2.6 million.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate. This selling restriction is in addition to any other selling restrictions set out in this section.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons that are qualified investors in the United Kingdom within the meaning of Article 2(e) of the Prospectus Regulation and that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, a relevant person. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”) by a person authorized under the FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which Section 21(1) of the FSMA does not apply to the prospectus supplement or the accompanying prospectus.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, the notes or us have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the notes acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the notes in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of notes to a Korean resident other than a Korean QIB is expressly stated in the notes, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the Underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The notes to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial advisor.

LEGAL MATTERS

Cooley LLP, New York, New York, will pass upon the validity of the notes. Davis Polk & Wardwell LLP, New York, New York, will pass upon various legal matters for the underwriters relating to the offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Zoetis Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information for the periods ended March 31, 2020 and 2019, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These filings are available at the Internet website maintained by the SEC at http://www.sec.gov. The filings are also available on our website at http://www.zoetis.com. Information available on, or accessible through, our website is not incorporated by reference herein.

THIS PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ANY FREE WRITING PROSPECTUS THAT WE MAY PROVIDE YOU IN CONNECTION WITH THIS OFFERING. WE AND THE UNDERWRITERS TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained in this prospectus supplement, the accompanying prospectus or by information contained in documents filed with the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•	Zoetis’ Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 13, 2020;

•	The information specifically incorporated by reference into Zoetis’ Annual Report from Zoetis’ Definitive Proxy Statement on Schedule 14A filed on April 6, 2020; and

•	Zoetis’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed on May 6, 2020.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered by this prospectus supplement are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus supplement. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Corporate Secretary

Zoetis Inc.

10 Sylvan Way

Parsippany, New Jersey 07054

(973) 822-7000

www.zoetis.com

The information contained in our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

ZOETIS INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

PURCHASE UNITS

GUARANTEES OF DEBT SECURITIES

HYBRID SECURITIES COMBINING ELEMENTS OF THE FOREGOING

We may from time to time offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, purchase units, guarantees of debt securities or hybrid securities combining elements of the foregoing. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

In addition, selling securityholders to be named in a prospectus supplement may offer our securities from time to time. To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

You should read this prospectus, the supplements to this prospectus and any incorporated documents carefully before you invest in any of our securities. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

We may offer and sell securities to or through one or more underwriters, dealers and agents, or directly to purchasers. The names and compensation of any underwriters or agents involved in the sale of securities will be described in a supplement to this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “ZTS.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

Investing in our securities involves risk. You should carefully consider the risk factors incorporated in this prospectus by reference and described under the heading “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 31, 2018.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “Zoetis,” the “Company,” “we,” “us” and “our” are to Zoetis Inc. and its subsidiaries unless otherwise stated or the context so requires.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus and selling securityholders may, from time to time, offer such securities owned by them. You should carefully read this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities that may be offered by us and/or selling securityholders. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. If this prospectus is inconsistent with the prospectus supplement, you should rely upon the prospectus supplement. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus unless the context requires otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, may include forward-looking statements made within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “could,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “objective”, “target,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words and terms, or by using future dates in connection with any discussion of future performance, actions or events.

In particular, forward-looking statements include statements relating to our indebtedness, our ability to make interest and principal payments on our indebtedness, our ability to satisfy the covenants contained in our indebtedness, 2018 financial guidance, future actions, business plans or prospects, prospective products, product approvals or products under development, product supply disruptions, R&D costs, timing and likelihood of success, future operating or financial performance, future results of current and anticipated products and services, strategies, sales efforts, expenses, production efficiencies, production margins, integration of acquired businesses, interest rates, tax rates, changes in tax regimes and laws, foreign exchange rates, growth in emerging markets, the outcome of contingencies, such as legal proceedings, plans related to share repurchases and dividends, our agreements with Pfizer, government regulation and financial results. These statements are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties, many of which are beyond our control, and are based on potentially inaccurate assumptions.

Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•	emerging restrictions and bans on the use of antibacterials in food-producing animals;

•	perceived adverse effects on human health linked to the consumption of food derived from animals that utilize our products;

•	unanticipated safety, quality or efficacy concerns about or issues related to our products;

•	increased regulation or decreased governmental support relating to the raising, processing or consumption of food-producing animals;

•	fluctuations in foreign exchange rates and potential currency controls;

•	changes in tax laws and regulations;

•

legal factors, including product liability claims, antitrust litigation and governmental investigations, tax disputes, environmental concerns, commercial disputes and patent disputes with branded and generic competitors, any of which could preclude commercialization of products or negatively affect the profitability of existing products;

•	failure to protect our intellectual property rights or to operate our business without infringing the intellectual property rights of others;

•	an outbreak of infectious disease carried by animals;

•	consolidation of our customers and distributors negatively affecting the pricing of our products;

•	adverse weather conditions and the availability of natural resources;

•	adverse global economic conditions;

•	failure of our R&D, acquisition and licensing efforts to generate new products;

•	the possible impact of competing products, including generic alternatives, on our products and our ability to compete against such products;

•	quarterly fluctuations in demand and costs;

•

governmental laws and regulations affecting domestic and foreign operations, including without limitation, tax obligations and changes affecting the tax treatment by the United States of income earned outside the United States that may result from pending and possible future proposals; and

•	governmental laws and regulations affecting our interactions with veterinary healthcare providers.

However, there may also be other risks that we are unable to predict at this time. These risks or uncertainties may cause actual results to differ materially from those contemplated by a forward-looking statement. You should not put undue reliance on forward-looking statements. Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports and our other filings with the SEC. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the above to be a complete discussion of all potential risks or uncertainties.

THE COMPANY

Overview

Zoetis Inc. is a global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals. We have a diversified business, commercializing products across eight core species: cattle, swine, poultry, fish and sheep (collectively, livestock) and dogs, cats and horses (collectively, companion animals); and within five major product categories: anti-infectives, vaccines, parasiticides, medicated feed additives and other pharmaceuticals. For more than 60 years, we have been committed to enhancing the health of animals and bringing solutions to our customers who raise and care for them.

We were incorporated in Delaware in July 2012 and prior to that the company was a business unit of Pfizer Inc. (“Pfizer”). The address of our principal executive offices is 10 Sylvan Way, Parsippany, New Jersey 07054 and our telephone number is (974) 822-7000.

RISK FACTORS

You should consider carefully the information under the heading “Risk Factors” in our Annual Report on Form 10-K for our most recent fiscal year, in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including our quarterly reports on Form 10-Q and our current reports on Form 8-K, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated. For the purpose of computing these ratios, “earnings” consists of income from continuing operations before provision for taxes on income, plus fixed charges, and amortization of capitalized interest. “Fixed charges” consists of interest expense (which includes amortization of debt premium, discount and other debt costs) net of capitalized interest, the estimated interest portion of rental expense, and capitalized interest. The ratio was calculated by dividing the sum of the earnings (as defined above) by the sum of the fixed charges (as defined above).

	Three Months Ended	Year Ended December 31,
	March 31, 2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	9.2	9.1	7.9	5.0	7.2	6.4

USE OF PROCEEDS

Except as otherwise set forth in the applicable prospectus supplement, we intend to use net proceeds from the sale of the securities for general corporate purposes, including working capital, capital expenditures, acquisitions and the refinancing of existing debt. We may use funds that are not immediately needed for these purposes to temporarily invest in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture dated as of January 28, 2013, between Zoetis Inc. and Deutsche Bank Trust Company Americas, as trustee, unless otherwise specified in the prospectus supplement.

The following description is a summary of selected portions of the indenture. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture carefully for provisions that may be important to you.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a discount below their stated principal amount. A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

In addition, the material specific terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series.

General

The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at par or a premium or with original issue discount. We may reopen a previous issue of debt securities and issue additional debt securities of the series.

The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities of the series to be issued;

•	the person to whom any interest on the debt securities will be payable, if other than the person in whose name that debt security is registered on the regular record date for such interest;

•

the date or dates on which the principal of the debt securities of the series is payable; and the right, if any, to shorten or extend the date on which the principal of any debt securities of the series is payable and the conditions to any such change;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, or the method by which such rate or rates will be determined; the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable; and the regular record date, if any, for the interest payable on such debt securities;

•	the right, if any, to extend the interest payment periods;

•

the place or places where the principal of and any premium and interest on the debt securities will be payable; and whether, if acceptable to the trustee, any principal of such debt securities will be payable without presentation or surrender thereof;

•	any optional or mandatory redemption provisions;

•	any sinking fund or other provision that would obligate us to repurchase all or part of the debt securities;

•	if other than denominations of $2,000 and any integral multiple of $1,000, the denominations in which the debt securities will be issuable;

•

if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of and any premium or interest on the debt securities will be payable and the manner of determining the equivalent in U.S. dollars;

•	if the amount of principal of or any premium or interest on the debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•

if the principal of or any premium or interest on the debt securities is to be payable, at the election of the company or a holder thereof, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);

•	if other than the entire principal amount thereof, the portion of the principal amount of the debt securities which will be payable if maturity of the debt securities is accelerated;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance to the debt securities;

•

if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose under such debt securities or the indenture, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

•

whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which the global debt securities may be exchanged for certificated debt securities and the depositary for such global debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•	any modification of the manner in which principal, premium, if any, or interest payable on any global debt securities will be paid, if other than in the manner specified in the indenture; and

•	any other terms of the debt securities.

The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Certain Covenants

We may elect to have the following covenants apply to any series of debt securities issued pursuant to the indenture.

Limitations on Liens

We shall not, and shall not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien (an “Initial Lien”), other than Permitted Liens, on any Principal Property to secure any Debt of Zoetis or any Restricted Subsidiary unless it has made or will make effective provision whereby the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant will be secured by such Lien equally and ratably with (or prior to) all other Debt secured by such Lien. Any Lien created for the benefit of the holders of debt securities of any series issued pursuant to the indenture and having the benefit of this covenant shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the applicable Initial Lien.

Limitations on Sale and Leaseback Transactions

Zoetis shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property unless:

(a)

pursuant to the covenant described under “—Limitations on Liens” above, it would be entitled to incur Debt secured by a Lien on such Principal Property in a principal amount equal to the Value of such Sale and Leaseback Transaction without equally and ratably securing the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant; or

(b)

Zoetis or any Restricted Subsidiary, during the 270 days following the effective date of the Sale and Leaseback Transaction, applies an amount equal to the Value of such Sale and Leaseback Transaction to the voluntary retirement of long-term Debt of Zoetis or any Restricted Subsidiary of Zoetis or to the acquisition of one or more Principal Properties.

Because the definition of Principal Property covers only buildings, structures or other facilities together with the underlying land and fixtures used primarily for manufacturing, processing or production that we own in the United States, our manufacturing facilities elsewhere in the world are excluded from the operation of the covenants described above. There are currently no Liens on, or any Sale and Leaseback Transactions covering, any property that would potentially qualify as Principal Property that would require any debt securities to be secured equally and ratably with (or prior to) Debt secured by such Lien. We do not keep records identifying which of our properties, if any, would qualify as Principal Property and we believe that we have few, if any, properties that would qualify as Principal Property, and as such, few, if any, of our subsidiaries would qualify as a Restricted Subsidiary.

Definitions

Set forth below are certain of the defined terms used in the indenture.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting (a) all current liabilities (excluding any indebtedness maturing within 12 months of the end of the most recent quarter for which financial statements are available) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles.

“Debt” of any Person means (a) all obligations of such Person for borrowed money, or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that (i) the liability of such Person is limited solely to the property or asset financed by such obligations or (ii) such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to one or more hedging contracts or other similar risk management contracts) and (b) all Debt of others guaranteed by such Person.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“Lien” means, with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property.

“Permitted Liens” means

(a)	Liens existing on the date of the issuance of debt securities or Liens existing on facilities of any Person at the time it becomes a Subsidiary of Zoetis;

(b)

Liens on property owned by a Person existing at the time such Person is merged with or into or consolidated with us or any of our Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or such Subsidiary;

(c)

Liens on property existing at the time of acquisition thereof by us or any of our Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by us or such Subsidiary;

(d)

a Lien on any asset or improvement to any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving (including constructing) such asset, if such Lien attaches to such asset concurrently with or within 12 months after its acquisition or improvement (including the completion of construction) and the principal amount of the Debt secured by such Lien, together with all other debt secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement;

(e)	any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

(f)	Liens securing Debt of a Restricted Subsidiary of Zoetis owed to Zoetis or another Restricted Subsidiary of Zoetis;

(g)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (f) above, inclusive, so long as (i) the principal amount of the Debt secured thereby does not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (ii) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(h)

Liens on any Principal Property not described in clauses (a) through (g) above securing Debt that, together with (i) the aggregate amount of all other outstanding Debt secured by all other Liens on Principal Property not described in clauses (a) through (g) above and (ii) the aggregate amount of Value in respect of all Sale and Leaseback Transactions that would otherwise be prohibited by the covenant described under “—Limitation on Sale and Leaseback Transactions,” do not exceed 15% of our Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company or other business entity, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Principal Property” means any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, owned in the United States and the net book value of such building, structure or other facility exceeds 2% of our Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available; provided that no building, structure or other facility will be a Principal Property if, in the good faith opinion of our Board of Directors (or a committee thereof), such building, structure or other facility is not of material importance to our business taken as a whole.

“Restricted Subsidiary” means any of our Subsidiaries that owns a Principal Property.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby we or a Restricted Subsidiary transfers such property to another Person and we or a Restricted Subsidiary leases or rents it from such Person (other than (i) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries, (ii) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (iii) leases of a property executed by the time of, or within 90 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate of all series of debt securities issued pursuant to the indenture and having the benefit of the covenants described above under “—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions” (including the effective interest rate of any original issue discount debt securities) which are outstanding on the date of such Sale and Leaseback Transaction.

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the Board of Directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency).

The indenture contains no other restrictive covenants, including those that would afford holders of the notes protection in the event of a highly-leveraged transaction involving Zoetis or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.

Consolidation, Merger or Sale

We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries’ property and assets taken as a whole (in one transaction or a series of related transactions) to any person, or permit any person to merge with or into us, unless:

(a)

we shall be the continuing person, or the person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets (the “Surviving Person”), shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the notes;

(b)	immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(c)

we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person will succeed to, and except in the case of a lease, be substituted for, us under the indenture.

Modification of Indenture

Under the indenture, if the trustee and we agree, we can modify the indenture without notifying any holders or seeking their consent in certain specified circumstances, including if the amendment does not materially adversely affect any holder. In other circumstances, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding notes of each series affected by the modification consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the notes, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or redoing the percentage required to waive certain specified covenants, is effective against any holder without its consent. In connection with any modification of the indenture, we will deliver to the trustee an opinion of counsel and an officer’s certificate, upon which the trustee may rely, each stating that such modification complies with the applicable provisions of the indenture.

Events of Default

When we use the term “Event of Default” in the indenture, here are some examples of what we mean. An Event of Default occurs if:

•	we fail to make the principal or any premium payment on the notes when due;

•	we fail to pay interest on the notes for 60 days after payment was due;

•	we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of any series of debt securities of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders. The trustee shall not be deemed to have notice of any default or Event of Default (other than defaults that involve our failure to pay principal or interest) unless an officer of the trustee having responsibility for administration of the indenture has received written notice of such default or Event of Default, and such notice references the notes and the indenture.

If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of such series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on that series to be immediately due and payable. At any time after a declaration of acceleration with respect to any series has been made, the holders of a majority in principal amount of the outstanding notes of such series may rescind and annul the acceleration if:

•	the holders act before the trustee has obtained a judgment or decree for payment of the money due;

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by written notice to the trustee, may waive any past Event of Default or its consequences under the indenture so long as certain conditions are met (including, but not limited to, the deposit with the trustee of a sum sufficient to pay all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel). However, an Event of Default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium or interest on any security or in the payment of any sinking fund installment; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity and/or security. If they provide this reasonable indemnity and/or security, the holders of a majority in principal amount outstanding of any series of notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities in a particular series, then at our option:

•	we will be discharged from our obligations with respect to the debt securities in such series (“legal defeasance”); or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us (“covenant defeasance”).

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of the notes and replacement of lost, stolen or mutilated notes. Such holders may look only to such deposited funds or obligations for payment.

To exercise our defeasance option, we must deliver to the trustee an opinion of counsel to the effect that, among other things, the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance, but not in the case of covenant defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of this prospectus supplement, since that result would not occur under current tax law.

Governing Law

The indenture and notes are governed by the laws of the State of New York.

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

General

The following description of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended (the “Certificate of Incorporation”), our by-laws, as amended and restated (the “By-Laws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). For more information on how you can obtain the Certificate of Incorporation and the By-Laws, see “Where You Can Find More Information.”

Common Stock

Under the Certificate of Incorporation, we are authorized to issue up to 6 billion shares of common stock, par value $0.01 per share. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of our stock. Holders of shares of common stock have one vote per share in all elections of Directors and on all other matters submitted to vote of our stockholders. The holders of common stock are entitled to receive dividends, if any, as and when may be declared from time to time by our Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable. As of June 30, 2018, there were 482,290,154 shares of common stock outstanding.

The prospectus supplement relating to any common stock being offered will include specific terms relating to the offering.

Preferred Stock

Under the Certificate of Incorporation, we are authorized to issue up to 1 billion shares of preferred stock, par value $0.01 per share. The preferred stock may be issued in one or more series, and our Board of Directors is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of June 30, 2018, there were no shares of preferred stock issued or outstanding.

The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering.

Anti-takeover Effects of the Certificate of Incorporation, By-laws and Delaware Law

Certificate of Incorporation and By-laws. Various provisions contained in the Certificate of Incorporation and the By-laws could delay or discourage some transactions involving an actual or potential change in control of us or a change in our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. Among other things, these provisions include:

•	a Board of Directors that is divided into three classes with staggered terms;

•	rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of our Board of Directors to issue preferred stock without stockholder approval; and

•	limitations on the right of stockholders to remove directors.

Delaware Law. We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving the corporation and the “interested stockholder” and the sale of more than 10% of the corporation’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of the corporation’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of Directors, and, as a result, could discourage attempts to acquire us, which could depress the market price of our common stock.

DESCRIPTION OF OTHER SECURITIES

We will set forth, in the applicable prospectus supplement, a description of any warrants, depositary shares, purchase contracts, purchase units or guarantees that may be offered pursuant to this prospectus.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder and the number of and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and any selling securityholder may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•	directly to one or more purchasers; or

•	through a combination of any of these methods.

In addition, we, or any selling securityholder, may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We and any selling securityholder may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Covington & Burling LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Zoetis Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information for the periods ended March 31, 2018 and April 2, 2017, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2018, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. The filings are also available on our website at http://www.zoetis.com.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•	Zoetis’ Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 15, 2018;

•	The information specifically incorporated by reference into Zoetis’ Annual Report from Zoetis’ Definitive Proxy Statement on Schedule 14A filed on April 2, 2018;

•	Zoetis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 2, 2018;

•

Zoetis’ Current Reports on Form 8-K filed on May 15, 2018, May  16, 2018, July  6, 2018 and July 31, 2018 (with the exception of information furnished under Item 2.02 and Item 7.01, which is not deemed filed and which is not incorporated by reference in this prospectus).

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered by this prospectus are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Corporate Secretary

Zoetis Inc.

10 Sylvan Way

Parsippany, NJ 07054

(973) 822-7000

The information contained in our website does not constitute a part of this prospectus.

$1,250,000,000

Zoetis Inc.

$750,000,000 2.000% SENIOR NOTES DUE 2030

$500,000,000 3.000% SENIOR NOTES DUE 2050

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

BofA Securities

Citigroup

J.P. Morgan

MUFG

BNP PARIBAS

Goldman Sachs & Co. LLC

HSBC

TD Securities

Senior Co-Managers

Rabo Securities

Standard Chartered Bank

Co-Managers

Loop Capital Markets

Wells Fargo Securities

May 7, 2020